                                                                  EXHIBIT 10(ae)


                              SETTLEMENT AGREEMENT

        This Settlement Agreement (this "AGREEMENT") is entered into this 15th day of March, 2002 (the "EXECUTION DATE"), by and among Response Oncology, Inc., a Tennessee corporation with its principal place of business at 1805 Moriah Woods Boulevard, Memphis, Tennessee 38117 ("RESPONSE"), as debtor and debtor in possession in the Bankruptcy Case (as defined below), J. Paonessa, M.D., P.A. ("PAONESSA" or the "PRACTICE") a Florida professional association, Jeffrey L. Paonessa, M.D., a stockholder of Paonessa (the "STOCKHOLDER"), and Paonessa Oncology Management Company, a wholly-owned corporation of Jeffrey L. Paonessa, M.D. ("POMC").

        WHEREAS, Response, Paonessa and its then-stockholders entered into a service agreement as of June 19, 1996 (the "SERVICE AGREEMENT"), pursuant to which, among other things, Response provides management and other services to Paonessa in exchange for a service fee which includes reimbursement to Response for expenses of operating the Practice's clinics and percentages of the Practice's net operating income for base and ancillary services;

        WHEREAS, Response and Paonessa have operated under the Service Agreement since its effective date, and various disputes have arisen between them with regard to Response's performance of its duties and the Practice's cooperation with Response, among others;

        WHEREAS, Response and certain of its wholly-owned affiliates filed for protection under Chapter 11 of the United States Bankruptcy Code (the "BANKRUPTCY CODE") on March 29, 2001 (the "PETITION DATE"), resulting in a case jointly administered and captioned In re Response Oncology, Inc., No. 01-24607 DSK (the "BANKRUPTCY CASE") in the United States Bankruptcy Court for the Western District of Tennessee (the "BANKRUPTCY COURT");

        WHEREAS, disputes between Response and Paonessa over Response's performance under the Service Agreement and Paonessa's actions after bankruptcy, among others, are being litigated in an adversary proceeding within the Bankruptcy Case (the "ADVERSARY PROCEEDING"); and

        WHEREAS, the parties hereto desire to resolve all disputes between them, including but not limited to the Adversary Proceeding and all proofs of claim filed or scheduled by Paonessa, and sever the relationship between Response, on the one hand, and Paonessa and the Stockholders, on the other hand, in an amicable manner, to avoid the expense and uncertainty of further litigation and to expedite the administration of the Bankruptcy Case; and

        WHEREAS, in furtherance of the foregoing, the parties have executed a letter of intent dated March 13, 2002 (the "LETTER OF INTENT") and desire to consummate the transactions contemplated thereby, all as more fully described herein.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises hereinafter set forth, and for such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto promise and agree as follows:

        Each party hereto agrees and acknowledges that the recitals set forth above are incorporated by reference as if fully stated here.

1. PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions set forth in this Agreement, including the conditions precedent set forth in Section 9 hereof, as of the Closing (as defined in Section 4 below), Response agrees to sell, convey, transfer, assign and deliver to Paonessa and/or POMC, and Paonessa and/or POMC agrees to purchase from Response, for the consideration set forth in
Section 3 hereof, all or substantially all of the tangible personal property and leasehold improvements that Response holds which, pursuant to the Service Agreement, are used exclusively by, or made available for the exclusive use of, Paonessa in connection with its medical practice, together with certain books, records, rights to certain prepayments and deposits, and leases, agreements and contracts of Response which are used or useful in connection with the operation of Paonessa's medical practice (collectively, the "PURCHASED ASSETS"). The Purchased Assets shall include the following:

        (a) TANGIBLE PERSONAL PROPERTY. All tangible personal property, including furniture, fixtures, equipment, and leasehold improvements and real property owned or leased by Response as of Closing (as defined below), including inventory and supplies and Response's interests in leased real property, which, pursuant to the Service Agreement, are used or held for use exclusively in the operation of Paonessa's medical practice and which were acquired by Response exclusively to satisfy certain of its obligations under the Service Agreement, as well as all amounts held in escrow by Paonessa as of the Closing in connection with the pending dispute regarding calculation of contractual allowances (collectively, the "ACQUIRED ASSETS").

        (b) CONTRACTS. Those leases, contracts, and agreements to which Response is a party which relate to the Acquired Assets and are set forth on Schedule 1(b) hereto, including the Service Agreement (including all rights to the amounts owed by Paonessa to Response under the line of credit secured by Paonessa's accounts receivable), and those maintenance agreements for the Acquired Assets, software license agreements for software used exclusively in connection with Paonessa's medical practice, which are in existence as of Closing, which were entered into by Response solely to satisfy certain of its obligations under the Service Agreement (together with all rights of Response under such contracts, including rights to licensed software), and such other agreement(s) agreed to by the Parties and described on Schedule 1(b) (collectively, the "ASSIGNED CONTRACTS"). As of the date hereof, Response is not aware of any defaults or existing cure obligations under any of the Assigned Contracts. To the extent any such obligations do exist, Paonessa shall cure such obligations at or prior to the Closing to the extent necessary for Response to assume and to assign such Assigned Contracts to Paonessa and/or POMC subject to the provisions of Section 3(f) hereof.

        (c) PREPAIDS. All rights of Response, as of Closing, to all prepayments, prepaid service contracts (to the extent such contracts are included in the Assigned Contracts) and all deposits paid by Response under the Assigned Contracts or with respect to goods or services provided to or on behalf of Paonessa, which are described (or of the type described) on Response's balance sheet for its Paonessa operations.

        (d) RECORDS. All lists and records of Response pertaining to suppliers, vendors, personnel and patients doing business with, providing services to or receiving medical services or goods from Paonessa, together with all other books, ledgers, and files of Response of any kind and nature which relate exclusively to Paonessa or Paonessa's medical practice, to the extent the same have not already been provided to Paonessa through discovery in the Adversary Proceeding.

        (e) PRACTICE NAME. All rights of Response in and to the name "J. Paonessa, M.D., P.A.," and "Gulf Coast Oncology" and all variations thereof.

2. ASSIGNMENT OF SERVICE AGREEMENT AND SETTLEMENT OF ALL CLAIMS. Except as provided in Section 3(f), Response will assign to POMC and POMC will assume, as of the Closing, the Service Agreement. In connection with the assignment of the Service Agreement (or rejection pursuant to Section 3(f)), the parties expressly acknowledge and agree that as of the Closing all obligations of Response, on the one hand, and Paonessa and the Stockholders, on the other, to each other thereunder, including the non-competition and non-solicitation covenants of Paonessa and the Stockholders, and any obligations of Paonessa and the Stockholders with respect to the terms of the Stockholders' employment agreements with Paonessa, as otherwise set forth therein, shall be of no further legal force or effect as to Response. As of the Closing, Response agrees to release or cause to be released any and all liens, claims and encumbrances it holds on any assets of Paonessa and the Stockholders, including Paonessa's accounts receivable and proceeds paid to Paonessa with respect thereto, which either secure Paonessa's obligations to Response under the Service Agreement or which secure any obligations of Response.

3. PURCHASE PRICE AND RELATED PAYMENT TERMS.

        (a) PURCHASE PRICE / ASSIGNMENT FEE. In consideration for the purchase and sale of the Purchased Assets, assignment of the Service Agreement, and settlement of all Claims (as defined in Section 8(a) below) between Paonessa and/or the Stockholder on the one hand, and Response on the other, Paonessa shall pay to Response, at the Closing, the sum of $4,000,000 (the "PURCHASE/ASSIGNMENT FEE"), subject only to the reconciliation described below, which amount (less the avoidance action allocation described in Subsection 3(g) below) shall be sent by wire on the Closing Date (as defined below) to AmSouth Bank, as Agent for the senior secured lenders (the "BANKS"). Notwithstanding the foregoing, that portion of the Purchase/Assignment Fee (or Purchase/Termination
Fee) allocated to the Avoidance Claim in accordance with Subsection 3(g) below will be paid directly to Response in any event.

        (b) PERFORMANCE FEE AND CLINIC EXPENSES. In addition, Paonessa shall pay to Response a fee of $185,000 per month for each month of the Reconciliation Period (as defined below) (the "PERFORMANCE FEE"), in lieu of the Percentage Portsion of the Service Fee (as defined in the Service Agreement), provided that Paonessa shall continue to reimburse Response for the Clinic Expense Portion of the Service Fee (as defined in the Service Agreement) paid by Response through the Closing and that the Performance Fee shall be prorated for the month in which Closing occurs.

         (c) ESCROW. Out of the cash proceeds paid to Response at Closing by Paonessa, Response shall place in escrow, with an escrow agent mutually acceptable to Response and Paonessa, and Paonessa shall each separately deposit $200,000 in escrow with an escrow agent mutually acceptable to Paonessa and Response. The monies so escrowed shall be retained in escrow after Closing pending completion of and agreement to the Final Reconciliation. If, as a result of the Final Reconciliation, Response shall be obligated to refund or pay monies to Paonessa from such escrow or Paonessa shall be obligated to pay an additional amount to Response, then, upon written notice of such determination to the applicable escrow agent by either party, such escrow agent shall disburse, from the escrow created by the party obligated to make such payment, to the other party the amount such party is obligated to pay pursuant to subsection (d) below (or, shall disburse to the other party, all funds held in such escrow if less than the amount due). After such disbursement, the balance of the monies held in the paying party's escrow, if any, shall be disbursed to such party. Upon completion and agreement to the Final Reconciliation, the party not obligated to make a payment to the other party (the "NON-PAYING PARTY"), shall be immediately entitled to all monies held in the Non-Paying Party's escrow account. Each of Response and Paonessa shall be separately responsible for the fees and costs of the escrow agent for each party's escrow and all costs of creating, maintaining and terminating the same. All monies, if any, required to be disbursed to Response in accordance with the foregoing shall, at the time or times such monies are otherwise required to be disbursed to Response, be transferred by wire directly to AmSouth Bank, as Agent for the Banks.

        (d) RECONCILIATION. Within five (5) days after the Closing, or such other time as is mutually agreeable to the Parties, a final reconciliation shall be conducted as follows:

                (i) take the sum of all collections relating to practice revenues of Paonessa or any other funds of Paonessa which are transferred or paid to Response or deposited in, transferred or swept to any bank account of Response at any time during the period commencing January 1, 2002 and ending on the date of the Closing (the "RECONCILIATION PERIOD"); add

                (ii) the Clinic Expenses (as defined in the Service Agreement) accrued after the Petition Date, but which remained unpaid as of December 31, 2001; subtract

                (iii) the sum of any and all Clinic Expenses, Physician Expense (as defined in the Service Agreement) any other expenses paid by Response on behalf of or for the benefit of Paonessa, including without limitation, any capital expenses that are paid by Response during the Reconciliation Period; subtract

                (iv) the Performance Fee actually paid or due Response for all months (or partial months) during the Reconciliation Period, as described in
Section 3(b) above (such Performance Fee to be prorated for the month in which Closing occurs).

        To the extent the reconciliation calculation described above yields a positive figure then such amount shall represent an overpayment by Paonessa to Response and Response's escrow agent shall remit to Paonessa an amount equal thereto within three (3) business days. However, if the reconciliation calculation described above yields a negative figure then such amount shall represent Paonessa's underpayment to Response and Paonessa's escrow agent shall remit to

Response a payment in an amount equal thereto within three (3) business days, provided that all amounts payable to Response which arise out of the Final Reconciliation shall be directly wired to AmSouth Bank, as Agent for the Banks, by Paonessa or its escrow agent, as the case may be. To the extent the result of the reconciliation calculation is zero, no payments shall be due. No reconciliation payments shall be made in excess of the amount escrowed by the party owing the payment.

        The parties acknowledge and agree that the Final Reconciliation is being calculated on a cash basis (except in 3(d)(ii) above) and that for purposes of calculating the Final Reconciliation, the various components of the foregoing calculation will be calculated on a cash basis (instead of the accrual method of accounting provided in the Service Agreement). In addition, the parties agree that for the purposes of the foregoing calculation, Clinic Expenses, Physician Expenses and capital expenditures will be deemed paid once a check is processed and mailed by Response (or wire transfer is sent) relating to such expenses and such expenses will continue to be the responsibility of Response after the Closing if such expenses are included in the Final Reconciliation.

        Cash collections will exclude any and all collections relating to practice revenues which are associated with deposits in transfer as of December 31, 2001, that were set forth in the December 31, 2001 balance sheet.

        (e) DISPUTE RESOLUTION. If the parties cannot agree upon the Final Reconciliation within thirty (30) days after the Closing, or such other time as is mutually agreeable to the parties, then Response's designated accountant and Paonessa's designated accountant shall each designate an independent accountant and the two independent accountants so designated shall select a third independent accountant; the final determination of the items in dispute shall be made by a majority decision of the three independent accountants so selected. The three accountants selected shall each be a certified public accountant, who has not (and whose firm has not) previously been engaged by either party or any affiliates thereof, unless agreed by both parties. In the absence of missing or undisclosed relevant financial information, the decision of the three independent accountants will be final and binding, subject to limited review by the Bankruptcy Court, if applicable, with respect to the absence of financial information described above. The expense of the outside independent accountants' review shall be split equally by the parties. Only the items that are in dispute shall be subject to evaluation and determination by the three independent accountants. Once the items in dispute have been so resolved, the parties shall promptly agree upon the Final Reconciliation, consistent with the party's agreement as to the undisputed items, and the decision of the three independent accountants on the disputed items.

        (f) ASSUMPTION OF LIABILITIES. ASSUMPTION OF LIABILITIES. As of the Closing Date, Paonessa shall assume all outstanding liabilities related to the practice or the Purchased Assets, including any and all liabilities of Response relating to the practice and all practice expenses going-forward, including without limitation Clinic Expenses, Physician Expenses and any other related or similar practice expenses contingent upon (1) Response seeking Bankruptcy Court approval of the amounts as set forth in its Statement of Cure filed in February 2002 (the "STATEMENT OF CURE") as part of its motion to approve the Settlement Agreement envisioned hereby and (2) the Bankruptcy Court entering an order (the "ORDER") finding (i) that the amounts as set forth in the Statement of Cure accurately reflects any potential cure obligation the

Debtors would be required to make with respect to assumption of Assigned Contracts, (ii) that the cure obligation set forth in the Statement of Cure shall be deemed satisfied upon closing of the transaction contemplated by this Agreement, (iii) that the Order is, to the extent permitted by law, binding upon all of Response's creditors and parties in interests, and (iv) that the Assigned Contracts are assigned to Paonessa pursuant to the Order, and (v) in no event will Paonessa's or POMC's assumption of the pre-Closing Clinic Expenses exceed the items specified in the Cure Order or obligate Response to pay additional amounts. In the event the Court fails to enter the Cure Order or enters an order inconsistent with the requirements of sections (i) through (v) of the preceding sentence, Paonessa or POMC, in his or its sole discretion, may elect to either
(i) proceed with Assumption and Assignment of the Service Agreement and Assigned Contracts subject to the terms of the Order, provided the Paonessa pays such cure amount(s) or (ii) request that Response reject the Service Agreement and/or one or more of the Assigned Contracts pursuant to 11 U.S.C. ss. 365 and Paonessa shall pay to Response a Purchase/Termination Fee equal to and in lieu of the Purchase/Assignment Fee. In the event that the Service Agreement is rejected, no party will be deemed to have assumed any of the liabilities in the Cure Order.

        (g) AVOIDANCE ACTION ALLOCATION. The parties agree that $369,351.78 of the Purchase/Assignment Fee (or Purchase/Termination Fee) represents the amount that Response contends that Paonessa transferred to itself after the filing of Response's Bankruptcy Case (the "AVOIDANCE CLAIM"), which claim is disputed by Paonessa. For purposes of the settlement effected by the terms of this Agreement, the parties agree that the Avoidance Claim is recoverable by Response pursuant to Chapter 5 of the Bankruptcy Code, and that, pursuant to this Agreement, the Avoidance Claim shall be deemed recovered by Response for its bankruptcy estate pursuant to Bankruptcy Code Section 550, provided that nothing herein shall be deemed an admission of liability by Paonessa.

        (h) TRANSFER OF STOCK / CANCELLATION OF OPTIONS. In connection with the foregoing payments, Paonessa and the Stockholder shall transfer (or cause to be transferred) to Response the shares of Response common stock, par value $0.01 per share ("RESPONSE STOCK"), listed on Schedule 3(h) hereto, which shall constitute all of the Response Stock owned by Paonessa and/or the Stockholder as of the Closing, and the Stockholder shall surrender and/or terminate any options, if any, to purchase Response Stock that are outstanding as of the Closing.

        (i) CLOSING STATEMENT. Response shall use its reasonable best efforts to provide to Paonessa with a sample closing statement on or about March 15, 2002. In the event the Closing (as defined below) has not occurred by March 31, 2002, Response shall use its reasonable best efforts to provide such a statement by April 15, 2002. The parties acknowledge and agree that such closing statement will be similar in form and content to the statement previously prepared by Response and delivered to Paonessa in anticipation of a proposed January 31, 2002 closing date.

        (j) TAX ALLOCATION. The parties hereto agree to allocate the purchase price for the Purchased Assets (as described above) among the Purchased Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation set forth on Schedule 3(j) attached hereto and incorporated by reference, and shall make all necessary filings (including those required under Internal Revenue Code Section 1060) in accordance with such allocation. In the event Schedule 3(j) is not prepared as of the Closing, Paonessa shall prepare such Schedule after the Closing, subject to Response's reasonable consent, and such Schedule shall be appended to, and made a part of, this Agreement at that time.

4. CLOSING. The Closing of the transactions contemplated hereby, including without limitation, the purchase and sale of the Purchased Assets and the termination of the Service Agreement (the "CLOSING"), shall take place on the eleventh (11th) day following entry of the Bankruptcy Court's final order approving this Agreement and the relief requested herein, or the first (1st) business day after such eleventh (11th) day, if not a business day, or if such approval is appealed, on the first (1st) business day following the final dismissal of such appeal (the "CLOSING DATE"). The Closing shall take place at such place and at such time on the Closing Date as Response and Paonessa shall mutually agree. If the Bankruptcy Court does not approve this Agreement substantially in accordance with its terms, or affirmatively rejects this Agreement, then this Agreement shall automatically terminate upon the occurrence of such event, unless otherwise agreed by Paonessa and Response in writing. Further, if the Closing has not occurred by May 1, 2002 (or by such later date(s), if any, agreed to, in writing, by Response and Paonessa), this Agreement shall automatically terminate; provided, that, neither Response nor Paonessa shall be permitted to so terminate this Agreement if the failure to close the transactions contemplated herein arises from a breach by such party (or the Stockholder) of the terms of this Agreement or otherwise results from any willful action or inaction of such party designed to delay the approval of this Agreement.

        (a) RESPONSE DELIVERABLES. At the Closing, Response shall execute and deliver, or cause to be delivered, to Paonessa (unless otherwise indicated) the following instruments, documents and amounts, against execution and delivery of the items specified in Section 4(b) hereof:

                (i) A certified copy of an Order of the Bankruptcy Court approving this Agreement;

                (ii) Delivery of the escrow amount described in Section 3(c) hereof to the applicable escrow agent.

                (iii) Such documents and/or Order(s) from the Bankruptcy Court as may be necessary to carry out the transaction contemplated by this agreement.

                (iv) A bill of sale and/or assignment instrument(s) conveying title to any other Purchased Assets to be transferred hereunder not already conveyed by the deliverables described in subsections 4(a)(1) and (2) above, free and clear of liens and encumbrances.

                (v) Corporate resolutions authorizing the transaction provided for herein.

                (vi) All other documents reasonably requested by Paonessa to accomplish the transactions hereunder.


        (b) PAONESSA DELIVERABLES. At the Closing, Paonessa (and, if applicable, the Stockholder) shall execute and deliver, or cause to be delivered, to Response (unless otherwise indicated) the following instruments and documents against execution and delivery of the items specified in Section 4(a) hereof:

                (i) All amounts payable to Response in accordance with Section 3 hereof, by wire transfer or payment in immediately available funds.

                (ii) Such assignment documents as necessary to carry out the transaction contemplated by this agreement.

                (iii) Delivery of the escrow amount described in Section 3(c) hereof to the applicable escrow agent.

                (iv) A bill of sale and/or assignment instrument(s) conveying title to any other Purchased Assets to be transferred hereunder not already conveyed by the deliverables described in subsections 4(b)(1) and (2) above, free and clear of liens and encumbrances.

                (v) Corporate resolutions authorizing the transaction provided for herein.

                (vi) All other documents reasonably requested by Response to accomplish the transactions hereunder.


5. REPRESENTATIONS AND WARRANTIES OF RESPONSE. Response represents and warrants to Paonessa that, except as set forth on the Disclosure Schedule attached hereto as Schedule 5.0 and incorporated herein by reference (which Disclosure Schedule makes explicit reference to the particular representation or warranty as to which exception is taken, which in each case shall constitute the sole representation and warranty as to which such exception shall apply):

        (a) ORGANIZATION, QUALIFICATION, AND POWER OF RESPONSE. Response: (1) is a duly organized and validly existing corporation under the laws of the State of Tennessee; and (2) is qualified to do business and is in good standing in Florida.

        (b) VALIDITY. Response has the full legal power and authority to execute, deliver and perform the Agreement and all other agreements and documents necessary to consummate the contemplated transactions and all actions of Response necessary for such execution, delivery and performance have been or will have been duly taken by Closing. The Agreement and all agreements related to this transaction have been duly executed and delivered by Response and constitute the legal, valid and binding obligation of Response enforceable in accordance with their terms (subject as to enforcement of remedies to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally). Any other agreement contemplated to be entered into by Response in connection with the transactions contemplated by the Agreement, when executed and delivered, will constitute the legal, valid and binding obligation of Response, enforceable in accordance with its respective terms (subject as to enforcement of remedies to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally). Other than approval by the Bankruptcy Court, the execution and delivery by Response of the Agreement and the performance of its obligations under the Agreement, including the sale and delivery of the Purchased Assets (including the assignment of the Assigned Contracts) do not require any action or consent of any party other than Response pursuant to any contract, agreement or other understanding of Response or pursuant to any order or decree to which Response is a party or to which any of Response's properties or assets are subject, and, will not violate any provision of law, the Articles of Incorporation or Bylaws of Response, any of the Assigned Contracts, any order of any court or other agency of the government, or any indenture, agreement or other instrument to which Response or any of its properties or assets are bound or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any of the Assigned Contracts or any such indenture, agreement or other instrument or result in the creation or imposition of any lien, claim encumbered by any nature whatsoever upon any of the Purchased Assets.

        (c) ASSETS FREE AND CLEAR. As of Closing, the Purchased Assets, pursuant to an order of the Bankruptcy Court, will be deemed free and clear of any lien, claim or encumbrance of any kind whatsoever.

        (d) ASSIGNED CONTRACTS. Each of the Assigned Contracts is a valid and existing contract or agreement, and as of Closing, pursuant to an order of the Bankruptcy Court, the Assigned Contracts will be deemed free of default and deemed satisfied as per the Cure Order.

        (e) TRANSFERRED EMPLOYEES. Set forth on Schedule 5(e) hereto is a list of all Transferred Employees, their respective titles, annual compensation and severance compensation, if any, status as either full-time or part-time employees and the aggregate accrued, but unused vacation time to which each of the Transferred Employees is entitled as of the date of this Agreement (and the rate by which additional paid vacation leave will accrue after the date of this Agreement).

        (f) FEES AND COMMISSIONS. Response has not agreed to pay or become liable to pay any broker's, finder's, or originator's fees or commissions by reason of services alleged to have been rendered for, or at the instance of, it in connection with this Agreement or the transactions contemplated hereby.

        (g) DISCLOSURE. No representation or warranty by Response in this Agreement, and no exhibit, schedule, or certificate furnished or to be furnished by Response pursuant hereto, (i) contains any untrue statement of a material fact, or (ii) omits to state a fact required to be stated therein or necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not materially misleading.

6. REPRESENTATIONS AND WARRANTIES OF PAONESSA. Paonessa, POMC and the Stockholder represent and warrant to Response that except as set forth on the Disclosure Schedule attached hereto as Schedule 6.0, and incorporated by reference (which Disclosure Schedule makes explicit reference to the particular representation or warranty as to which exception is taken, which in each case shall constitute the sole representation and warranty as to which such exception shall apply):

        (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER OF PAONESSA.:
Paonessa is (1) a duly organized and validly existing corporation under the laws of the State of Florida; and (2) qualified to do business and is in good standing in Florida. POMC is (1) a duly organized and validly existing professional association under the laws of the State of Florida; and (2) qualified to do business and is in good standing in Florida.

        (b) VALIDITY. Each of Paonessa, POMC and the Stockholder has the full legal power and authority to execute, deliver and perform the Agreement and all other agreements and documents necessary to consummate the contemplated transactions and all corporate actions of Paonessa and POMC necessary for such execution, delivery and performance have been or will have been duly taken by Closing. The Agreement and all agreements related to this transaction have been duly executed and delivered by each of Paonessa, POMC and/or the Stockholder, to the extent parties thereto, and constitute the legal, valid and binding obligation of Paonessa, POMC and/or the Stockholder, as the case may be, enforceable in accordance with their terms (subject as to enforcement of remedies to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally). Any other agreement contemplated to be entered into by Paonessa and/or POMC in connection with the transactions contemplated by the Agreement, when executed and delivered, will constitute the legal, valid and binding obligation of Paonessa and/or POMC, enforceable in accordance with its respective terms (subject as to enforcement of remedies to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally).

        (c) FEES AND COMMISSIONS. Neither Paonessa, POMC or the Stockholder has agreed to pay or become liable to pay any broker's, finder's, or originator's fees or commissions by reason of services alleged to have been rendered for, or at the instance of, Paonessa, POMC and/or the Stockholder in connection with this Agreement and the transactions contemplated hereby.

        (d) OTHER APPROVALS. All consents, approvals, qualifications, orders, or authorizations of, or filings with, any governmental authority, including any court or other third party, required in connection with Paonessa's and/or POMC's valid execution, delivery, or performance of this Agreement, or the consummation of any transaction contemplated by this Agreement, shall have been duly made and obtained and shall be effective on and as of the Closing Date.

        (e) DISCLOSURE. No representation or warranty by Paonessa, POMC and/or the Stockholder in this Agreement, and no exhibit, schedule, or certificate furnished or to be furnished by Paonessa, POMC and/or the Stockholder pursuant hereto, (I) contains any untrue statement of a material fact or (II) omits to state a fact required to be stated therein or necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not materially misleading.

7. PRE-CLOSING COVENANTS.

        (a) MUTUAL COVENANTS.

                (i) APPROVAL OF SETTLEMENT AGREEMENT BY BANKRUPTCY COURT. As soon as reasonably practicable after execution of this Agreement, the parties hereto agree to submit this Agreement to the Bankruptcy Court under Rule 9019 of the Federal Rules of Bankruptcy Procedure (the "BANKRUPTCY RULES"), and Sections 105, 363 and 365 of the Bankruptcy Code and to take all actions reasonably necessary to obtain Bankruptcy Court approval of this Agreement and the relief contemplated herein. The parties hereto, by execution hereof, further agree to support, without reservation, the approval of this Agreement by the Bankruptcy Court.

                (ii) MANAGEMENT OF MEDICAL PRACTICE. From the date hereof through the Closing, the Parties shall continue to perform their obligations under the Service Agreement in the ordinary course (except as otherwise contemplated by this Agreement and the Letter of Intent) and shall refrain from entering into or consummating any transactions or engaging in any activities out of the ordinary course of business (to the extent such transactions or activities relate to the Service Agreement and/or Paonessa's medical practice) without the prior written consent of the affected party.

        (b) RESPONSE COVENANTS. Without limiting the foregoing, Response expressly agrees that, without the prior written consent of Paonessa, until Closing (or, if sooner, until termination of this Agreement), Response shall not:

                (i) advance additional monies to or on behalf of Paonessa out of the ordinary course of business, as established by past practice;

                (ii) pledge or encumber any of the Purchased Assets or incur any indebtedness or obligations which are or will be secured by a lien on any of the Purchased Assets or on any assets of Paonessa, other than property that is already pledged or encumbered;

                (iii) sell, transfer or dispose of any of the Purchased Assets without the prior written consent of Paonessa, except for the sale, transfer or disposal of pharmacy and laboratory supplies and inventory sold or consumed in the ordinary course, consistent with past practices, and in accordance with the terms of the Service Agreement; or

                (iv) execute, after the date of this Agreement, any new contracts, leases or agreements with respect to Paonessa's medical practice or renew, extend, amend, modify, sign or pledge any existing contracts, leases and agreements included with the Assigned Contracts (or which, if in existence as of Closing, would be within the Assigned Contracts), other than the pledge of contracts, leases and agreements already pledged or collateralized.

        In addition, Response agrees to use its reasonable efforts to maintain all contractual arrangements with respect to Paonessa's medical practice in effect as of February 28, 2002, and shall maintain all insurance obtained or maintained with respect to any assets or property used or held for use exclusively in Paonessa's medical practice, to the extent in place as of February 28, 2002. Response also agrees to direct or instruct its employees rendering services on Response's behalf at Paonessa's facility or facilities, to abide by the instructions and directions of the Stockholders with respect to the billing of services rendered by Paonessa and the collection of fees for services rendered and goods sold; provided, that, such instructions or directions do not violate the provisions of
Section 9(c) below.

        (c) PAONESSA'S COVENANTS. Without limiting any of the other covenants set forth herein, Paonessa and Stockholders expressly agree that, without the prior written consent of Response, until Closing (or, if sooner, until termination of this Agreement), Paonessa and the Stockholders shall not:

                (i) fail to remit payments of any components of the Service Fee to Response consistent with past practices and the terms of the Service Agreement (except as otherwise provided for herein) and deposit/deliver all cash amounts required by the Service Agreement;

                (ii) alter their ordinary course, historical pattern of conduct in collecting and attempting to collect accounts receivable (unless such different conduct is intended to result in an overall increase in collections of outstanding accounts receivables);

                (iii) alter their ordinary course, historical pattern of conduct in billing for services rendered (including but not limited to physician and ancillary services);

                (iv) materially increase or alter the historical patterns of the pharmaceuticals and supplies which they request Response to purchase (and shall not request or purchase extraordinary or unusual amounts of pharmaceuticals, whether or not supported by any historical pattern, without Response's prior consent);

                (v) alter their ordinary course, historical pattern of conduct in hours of work or in treating patients (including but not limited to the number, type and financial ability of patients, and use of ancillary services); or

                (vi) approve, implement or make any capital expenditure without the written approval of Response.

8. OTHER COVENANTS AND AGREEMENTS.

        (a) MUTUAL RELEASES. (i) RESPONSE RELEASE. Upon Closing, Response, on behalf of itself and its successors and assigns, and on behalf of any person claiming by or through Response, does hereby forever and absolutely release and discharge Paonessa, POMC, the Stockholder and each of Paonessa's and the Stockholder's directors, officers, shareholders, representatives, employees, agents, attorneys and affiliates, including but not limited to all affiliated entities (the "PAONESSA AFFILIATES"), from any and all claims, demands, losses, damages, causes of actions or liabilities of any kind or nature, whether known or unknown, fixed or contingent, filed, unfiled or scheduled (collectively, the "CLAIMS"), that Response now has or may have ever had from the beginning of the world to Closing against Paonesssa, the Stockholder or any Paonessa Affiliates, including, but not limited to, any preference or avoidance claims or any claim attributable to a violation of the automatic stay or arising out of or relating to the Bankruptcy Case, excluding only those Claims which Response may have against Paonessa, POMC or the Stockholder arising out of or attributable to a breach of any provisions of this Agreement.

                (ii) PAONESSA, POMC AND STOCKHOLDER'S RELEASES. Upon Closing, Paonessa, POMC and the Stockholder, both individually and in such Stockholder's capacities as officer or director of Paonessa and POMC, on behalf of each of such party, each such party's successors and assigns, and on behalf of any person claiming by or through each such party, does hereby forever and absolutely release and discharge Response, and its directors, officers, shareholders, representatives, employees, agents, attorneys and affiliates, including but not limited to all affiliated entities (the "RESPONSE AFFILIATES"), from any and all Claims that Paonessa or the Stockholder now has or may have ever had from the beginning of the world to Closing against Response or any Response Affiliates, including all proofs of claim filed or scheduled, and excluding only those Claims which Paonessa, POMC or the Stockholder may have against Response arising out of or attributable to a breach of any provisions of this Agreement.

                (iii) DISMISSAL OF SUITS. At Closing, each of Paonessa and the Stockholder, individually, and Response, to the extent applicable, shall dismiss with prejudice the Adversary Proceeding and all Claims raised or which could have been raised or filed by the parties thereof in connection therewith, and any other adversary proceedings, contested matters, suits or other actions that any such party has brought as of Closing, could have brought as of Closing or can bring at or prior to Closing against any such other party (or against any Paonessa Affiliates or Response Affiliates, as the case may be), including Response's Claims relating to the funds held in escrow (as described in Section 1(a) above) and its Claims relating to the practice's bank accounts. As of the Closing, Response shall be deemed to have released all liens on the accounts receivable of Paonessa. No additional payments other than those expressly provided herein shall be paid for such releases or suit dismissals.

        (b) EMPLOYEES. As of Closing, Response shall transfer the employment of all of its employees who physically provide services to Paonessa, on behalf of Response, in accordance with the Service Agreement, at Paonessa's medical facilities in Florida (individually, a "TRANSFERRED EMPLOYEE" and, collectively, the "TRANSFERRED EMPLOYEES"). Paonessa and the Stockholder acknowledge that it is their present expectation to employ all or substantially all of the Transferred Employees, all of whom are listed on Schedule 8(b) hereto, however, Response acknowledges that Paonessa would have no obligation to hire any specific Transferred Employee.

        Paonessa and the Stockholder(s) agree to use their reasonable efforts to cause all of the Transferred Employees whom Paonessa offers to employ after Closing to waive any claims that such employees have or may have against Response for severance benefits or otherwise. Paonessa agrees to assume, with respect to all of the Transferred Employees employed by Paonessa after Closing, all of such Transferred Employee's unused, paid vacation leave (as of Closing) accrued while employed by Response; provided, that Paonessa receives a credit towards payment of the Purchase/Assignment Fee in an amount equal to the dollar amount of any such accrued vacation leave which accrued before January 1, 2002, and for which Response received payment from Paonessa (as part of the Service
Fee) before January 1, 2002.

        (c) TERMINATION OF NON-COMPETE. As of the Closing, all non-compete and non-solicitation obligations and covenants of Paonessa, the Stockholder and the Transferred Employees hired by Paonessa after Closing shall terminate and be of no further legal force or effect.

9. CONDITIONS TO CLOSING.

        (a) CONDITIONS PRECEDENT TO OBLIGATIONS OF RESPONSE. Response's obligation to consummate the purchase of the Purchased Assets and the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction of each condition precedent listed below (unless explicitly waived by Response):

                (i) The Bankruptcy Court shall have approved this Agreement and the relief contemplated herein.

                (ii) Each and every representation and warranty made by Paonessa, POMC and/or the Stockholder is true in all material respects when made and is true as of the Closing Date in all material respects as if originally made on the Closing Date.

                (iii) All material obligations of Paonessa, POMC and/or the Stockholder to be performed between the Execution Date and the Closing Date have been performed.

                (iv) All documents, instruments and amounts required to have been delivered by Paonessa, POMC and/or the Stockholder pursuant to Section 4(b) hereof, and all actions required to have been taken by Paonessa, POMC and/or the Stockholder, shall have been delivered, taken (unless otherwise waived by Response) as applicable, including without limitation payment of the consideration described in Section 3 hereof and delivery of all releases.

                (v) No suit or proceeding shall be pending by any governmental agency on any grounds, to restrain, enjoin or hinder the transactions contemplated under this Agreement.

                (vi) All corporate and other proceedings to be undertaken by Paonessa and POMC in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Response and its counsel, and Response and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

        (b) CONDITIONS PRECEDENT TO OBLIGATIONS OF PAONESSA. The obligation of Paonessa and POMC to consummate the purchase of the Purchased Assets and the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction of each condition precedent listed below (unless explicitly waived by Paonessa):

                (i) The Bankruptcy Court shall have approved this Agreement and the relief contemplated herein.

                (ii) Each and every representation and warranty made by Response is true in all material respects when made and is true as of the Closing Date in all material respects as if originally made on the Closing Date.

                (iii) All material obligations of Response to be performed between the Execution Date and the Closing Date have been performed.

                (iv) All documents, instruments and amounts required to have been delivered by Response pursuant to Section 4(a) hereof, and all actions required to have been taken by Response, shall have been delivered or taken (unless otherwise waived by Paonessa) as applicable.

                (v) No suit or proceeding shall be pending by any governmental agency on any grounds, to restrain, enjoin or hinder the transactions contemplated under this Agreement.

                (vi) All corporate and other proceedings to be undertaken by Response in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Paonessa and its counsel, and Paonessa and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

10. ACCESS TO RECORDS.

        (a) PAONESSA ACCESS. At all times following the execution date hereof and up to Closing, in furtherance of Paonessa's and POMC's acquisition of the Purchased Assets and the assumption of the Service Agreement, Response agrees to provide Paonessa, and its legal, accounting and financial representatives, access to and, if requested, copies of such of Response's books, records, documents and information, including contracts, leases and agreements, to the extent they relate to the Purchased Assets or Paonessa's medical practice, as Paonessa may reasonably request, from time-to-time. All costs incurred in connection therewith by Paonessa or any of its representatives, shall be borne solely by Paonessa.

        (b) RESPONSE ACCESS. After Closing, Response (or its successor) and its legal, accounting and financial representatives shall have such reasonable access to, and if requested copies of, records within Paonessa's, POMC's, or the Stockholder's control or possession as is reasonably required for purposes of the administration of its bankruptcy estate (or its successor), or as otherwise reasonably needed, subject to applicable laws or the provisions of any agreement to which Paonessa (or POMC) is subject to, including laws restricting access to confidential patient information. All costs incurred in connection therewith by Response or any of its representatives shall be borne solely by Response (or its successor).

11. CONFIDENTIALITY. The Parties heretofore have received and hereafter may receive various financial and other information concerning the activities, business, assets, and properties of the other Parties hereto. The Parties agree that (a) all such information thus received by a Party hereto shall not at any time, or in any way or manner, be utilized by such Party for its respective advantage or disclosed by it to others for any purpose whatsoever; and (b) the Parties shall take all reasonable measures to assure that no employee or agent under its respective control shall at any time improperly use or disclose any information described in this Section. This Section shall not apply to (i) any such information that was known or available to a party prior to its disclosure to such party in accordance with this Section or was, is, or becomes generally available to the public other than by disclosure by the party or any of its respective employees or agents in violation of this Section; (ii) any disclosure that such party makes to any regulatory agency pursuant to that party's obligations of disclosure to such agency; (iii) any disclosure that is necessary or appropriate in obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement; or (iv) any disclosure required by or necessary or appropriate in connection with legal proceedings. In the event this Agreement is terminated prior to the Closing, the Parties agree that they shall promptly return to the originating Party the confidential information of the other.

12. TERMINATION.

        (a) This Agreement may, by notice given prior to or at the Closing, be terminated:

                (i) by Paonessa, if a material breach of this Agreement has been committed by Response and such breach has not been expressly waived by Paonessa in writing and has not been cured by the earlier of (A) ten (10) days after written notice of such breach has been provided to Response, or (B) the Closing Date;

                (ii) by Response, if a material breach of this Agreement has been committed by Paonessa and/or POMC and such breach has not been expressly waived by Response in writing and has not been cured by the earlier of (A) ten
(10) days after written notice of such breach has been provided to Paonessa, or
(B) the Closing Date;

                (iii) by Paonessa if any of the conditions in Section 9(b) have not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through failure of Paonessa and/or POMC to comply with its obligations under this Agreement) and Paonessa has not expressly waived such condition in writing on or before the Closing Date;

                (iv) by Response, if any of the conditions in Section 9(a) have not been satisfied as of the Closing Date or satisfaction of such condition is or becomes impossible (other than through failure of Response to comply with its obligations under this Agreement) and Response has not expressly waived such condition in writing on or before the Closing Date; or

                (v) by written mutual consent of Response, Paonessa and POMC.

        (b) Termination of this Agreement shall be without prejudice to any other right or remedy of either of the Parties hereto. Except as modified by this Agreement and the Letter of Intent, the Service Agreement shall remain in effect until the Closing of the transactions contemplated hereby. In the event such transactions are not approved by the Bankruptcy Court or the Closing otherwise does not occur on or before May 1, 2002, the Service Agreement shall continue in full force and effect, retroactive to January 1, 2002.

13. MISCELLANEOUS.

        (a) COSTS. Each party will be responsible for its own legal, accounting and other expenses incurred in connection with this letter of intent and the transactions contemplated herein.

        (b) INTEGRATED AGREEMENT. This Agreement constitutes the entire understanding of the parties in respect of the subject matter hereof and supersedes and replaces all prior understandings and agreements of the parties, oral or written, in respect of the subject matter of the Agreement, including the Letter of Intent. The provisions of this Agreement may be amended, supplemented, waived, or changed only by a writing signed by the party against whom enforcement of any such amendment, supplement, waiver, or modification is sought and making specific reference to this Agreement.

        (c) ASSIGNMENT. Neither party may assign its rights and/or delegate its obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld.

        (d) NOTICES. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including facsimile and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated (to be followed by hard copy by overnight delivery), or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to such address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery, and (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed. Notices in respect of this Agreement shall be provided to the following individuals or entities:

         If to Response:

         Response Oncology, Inc.
         1805 Moriah Woods Boulevard
         Memphis, Tennessee 38117
         Attn: Anthony M. LaMacchia, President and CEO

         Facsimile: 901-763-7045

         with a copy to:

         Akin, Gump, Strauss, Hauer & Feld, L.L.P.
         1333 New Hampshire Avenue, N.W.
         Washington, D.C. 20036
         Attn: James A. Barker, Jr.

         Facsimile: 202-887-4288


         If to Paonessa, Stockholder and POMC:

         Jeffrey L. Paonessa, M.D.
         Jeffrey L. Paonessa, M.D., P.A.
         1201 Fifth Avenue North
         St. Petersburg, Florida 33705
         Facsimile: ____________________

         with a copy to:

         Patrick M. O'Connor
         O'Connor & Associates
         2240 Belleair Road, Suite 160
         Clearwater, Florida 33764
         Facsimile: 727-536-5936

         If to the Banks:

         AmSouth Bank, as Agent for the Banks
         Special Assets Department
         315 Deaderick Street, 8th Floor
         Nashville, Tennessee 37237
         Attention: John E. Adcox, Jr.
         Facsimile: 615-736-6633


         with a copy to:

         Waller, Lansden, Dortch & Davis, PLLC
         Nashville City Center
         511 Union Street, Suite 2100
         Nashville, Tennessee 37219
         Attention: Robert A. Guy, Esq.
         Facsimile: 615-244-6804

        (e) SEVERABILITY. If any part of this Agreement or any other Agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall (to the extent such omission will not materially alter the remaining terms of this Agreement) be inapplicable and deemed omitted to the extent so contrary, prohibited, or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.

        (f) WAIVER. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the rights of such party to require performance of that provision or to exercise any right, power, or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of the provision itself, or a waiver of any right, power, or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

        (g) THIRD PARTY BENEFICIARIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties hereto and their respective legal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

        (h) EXCLUSIVE REMEDIES. No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power, or remedy hereunder shall preclude any other or further exercise thereof.

        (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Any and all disputes that may arise with respect to this letter of intent or the Settlement Agreement excluding disputes concerning the computation of the Final Reconciliation, which disputes are to be resolved in accordance with Section 3(e) above shall be adjudicated by the Bankruptcy Court to the extent that its jurisdiction permits, and neither party shall object to the jurisdiction of the Bankruptcy Court to hear such disputes or to its jurisdiction over their person.

        (j) NO SURVIVAL. In no event will any representation or warranty survive the Closing.

        (k) FURTHER ASSURANCES. In addition to the actions, documents, and instruments specifically required to be taken or delivered hereby, prior to and after the Closing and without further consideration, the parties hereto shall execute, acknowledge, and deliver such other assignments, transfers, consents, and other documents and instruments and take such other actions as any other party, or their counsel, may reasonably request in order to complete and perfect the transactions contemplated by this Agreement.

        (l) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        (m) HEADINGS. The use in this Agreement of paragraph headings is for convenience only and is not intended to limit or enlarge the rights of any party.

        (n) SUCCESSORS AND ASSIGNS. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assign, including, but not limited to any trustee appointed in the Chapter 11 Bankruptcy Case of Response or in any Chapter 7 case to which the Chapter 11 Bankruptcy Case of Response may be converted.

                             Signature Page Follows

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                   RESPONSE ONCOLOGY, INC., as debtor and
                                   debtor in possession in the Bankruptcy Case

                                   By: /s/ Anthony M. LaMacchia
                                       ----------------------------------
                                   Name: Anthony M. LaMacchia
                                   Title: President and CEO


                                   J. PAONESSA, M.D., P.A.


                                   By: /s/ Jeffrey L. Paonessa, M.D.
                                       ----------------------------------
                                   Name: Jeffrey L. Paonessa, M.D.
                                   Title: President


                                   STOCKHOLDER


                                   /s/ Jeffrey L. Paonessa, M.D.
                                   --------------------------------------
                                   Jeffrey L. Paonessa, M.D.



                                   PAONESSA ONCOLOGY MANAGEMENT COMPANY


                                   By: /s/ Jeffrey L. Paonessa, M.D.
                                       ----------------------------------
                                   Name:  Jeffrey L. Paonessa, M.D.
                                   Title: President